LR1. Date of Lease	8th February 2008
LR2. Title number(s)	LR2.1 Landlord’s title number GM946142 LR2.2 Other title numbers None
LR3. Parties to this Lease
Landlord
BREDBURY LIMITED (a company incorporated in Jersey with registration number 83754) whose registered office is at First Island House, Peter Street, St. Helier, Jersey, Channel Islands and having an address for service in the UK c/o Leach & Co, 30 St. George Street, London W1S 2FH (ref. AKJ/L76-9)
Tenant
WLG INC (a company incorporated in England with registration number 05663215) whose registered office is at Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA
Other parties
WLG (USA) LLC (a company incorporated in Delaware with registration number 3734306) whose registered office is at 920 East Algonquin Road, Suite 120 Schaumberg, IL 60173, USA and having an address for service in the UK at c/o Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA

LR4. Property
In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail
Unit A, Site 1, Horsfield Way, Bredbury, Stockport as more particularly described in Schedule 1

LR5. Prescribed statements etc.	None
LR6. Term for which the Property is leased	From and including 4th February 2008 to and including 3rd February 2018
LR7. Premium	None

LR8. Prohibition or restrictions on disposing of this lease	This lease contains a provision that prohibits or restrictions dispositions
LR9. Rights of acquisition etc.
LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
None
LR9.2 Tenant’s covenant to (or offer to) surrender this lease
None
LR9.3 Landlord’s contractual rights to acquire this lease
None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11. Easements	LR11.1 Easements granted by this lease for the benefit of the Property None LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property Schedule 2
LR12. Estate rent charge burdening the Property	None
LR13. Application for standard form restriction	None
LR14. Declaration of trust where there is more than one person comprising the Tenant	None - not applicable

LEASE PARTICULARS

DATE:	The 8th day of February 2008
LANDLORD:
BREDBURY LIMITED (a company incorporated in Jersey with registration number ) whose registered office is at First Island House, Peter Street, St. Helier, Jersey, Channel Islands and having an address for service in the UK c/o Leach & Co, 30 St. George Street, London W1S 2FH (ref. AKJ/L76-9)

TENANT:
WLG (UK) LIMITED (a company incorporated in England with registration number 05663215) whose registered office is at Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA

GUARANTOR
WLG INC (a company incorporated in Delaware with registration number 3734306) whose registered office is at 920 East Algonquin Road, Suite 120 Schaumberg, IL 60173, USA and having an address for service in the UK at c/o Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA

PREMISES:	Unit A, Site 1, Horsfield Way, Bredbury, Stockport as more particularly described in Schedule 1
TERM COMMENCEMENT DATE:	4th February 2008
TERM EXPIRY DATE:	3rd February 2018
RENT:	For the first two years of the term £100,170 per annum plus VAT and thereafter subject to review
RENT REVIEW DATES:	The second and the fifth anniversaries of the Term Commencement Date in the years 2010 and 2013.
PERMITTED USE:	Storage, distribution and ancillary offices or any use within Classes B1(c), B2 and B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as originally enacted
LANDLORD'S/TENANT'S OPTION TO BREAK:	No
LANDLORD AND TENANT ACT 1954:	Not excluded

INTEREST ON LATE PAYMENTS:	4% above base rate of National Westminster Bank plc
NTEREST ON SHORTFALL OF RENT REVIEW:	The base rate of National Westminster Bank plc

LAND REGISTRY
LAND REGISTRATION ACTS 2002

LESSOR’S TITLE NUMBER:	GM946142
PROPERTY LEASED:	Unit A, Site 1, Horsfield Way, Bredbury, Stockport as more particularly described in Schedule 1
PREMIUM:	None
YEARLY RENT:	Years 1-2: £100,170 plus VAT and subject thereafter to review
DATE:	8th day of February 2008

THIS LEASE is made BETWEEN:-

(1)
BREDBURY LIMITED (a company incorporated in Jersey with registration number 83754) whose registered office is at First Island House, Peter Street, St. Helier, Jersey, Channel Islands and having an address for service in the UK c/o Leach & Co, 30 St. George Street, London W1S 2FH (ref. AKJ/L76-9) ("the Landlord") and

(2)
WLG (UK) LIMITED (a company incorporated in England with registration number 05663215) whose registered office is at Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA ("the Tenant")

(3)
WLG INC (a company incorporated in Delaware with registration number 3734306) whose registered office is at 920 East Algonquin Road, Suite 120 Schaumberg, IL 60173, USA and having an address for service in the UK at c/o Unit A3, Greeba Road, Roundthorn Industrial Estate, Wythenshawe, Manchester, M23 9RA (“the Guarantor”)

WITNESSES as follows:

1	DEFINITIONS

In this lease the following expressions have the respective specified meanings (unless otherwise required by clause 2):

"Development"	has the meaning given by Planning Law
"Enactment"	means every Act of Parliament directive and regulation and all subordinate legislation which at any relevant time during the Term has legal effect in England and Wales
"Group Company"
means any company which is either the holding company of the Tenant or a wholly-owned subsidiary of the Tenant or of the Tenant's holding company as those expressions are defined in section 736 Companies Act 1985

“Headlease”	means the lease details of which are set out in Schedule 5 or such other lease or leases as shall be the reversion immediately expectant upon the Term hereby demised
"Insurance Cost"	means the annual sum of all the money which the Landlord properly and reasonably expends on:

(a) effecting and maintaining insurance against the Insured Risks in relation to the Premises for whatever amount the Landlord reasonably considers represents the full replacement cost with such allowance as the Landlord reasonably considers appropriate for related liabilities and expenses (including without limitation liability to pay proper fees or charges on the submission of an application for planning permission and costs which might be incurred in complying with any Enactment in carrying out any replacement works and sums for proper professional fees and incidental expenses which might be incurred on any debris removal and replacement and all VAT)

(b) effecting and maintaining any insurance relating to the Landlord's property owners' liability in relation to the Premises and anything done in it and

(c) reasonable and proper professional fees relating to insurance including fees for insurance valuations carried out at reasonable intervals PROVIDED THAT any such valuations shall not be carried out more than once in every year unless specifically required by the Landlord’s insurers

"Insurance Rent"	means for any Insurance Cost period all of:
(a) the Insurance Cost for the relevant period

(b) the amount which the Landlord properly expends on effecting and maintaining insurance against not less than three years loss of the rents first reserved by this lease having regard to increases of rent pursuant to Schedule 4 and with any addition to the amount insured as the Landlord may reasonably decide in respect of VAT

(c) (without prejudice to all other provisions of this lease relating to the use of the Premises and the vitiation of any policy of insurance) any amount which the Landlord properly expends on all additional premiums and loadings on any policy of insurance required as a result of anything done or omitted by the Tenant and

(d) an amount equal to the total of all excess sums which the insurers are not liable to pay out on any insurance claim (where such excesses are generally or widely imposed in the insurance market for properties such as the Premises) in respect of the Premises and which the Landlord may have paid in replacing the damaged or destroyed parts of the Premises

"Insured Risks"	means loss damage or destruction whether total or partial caused by:-

(a) fire lightning explosion riot civil commotion strikes labour and political disturbances and malicious damage aircraft and aerial devices (other than hostile aircraft and devices) and articles accidentally dropped from them storm tempest flood bursting or overflowing of water tanks and pipes impact earthquake and accidental damage to underground water oil and gas pipes or electricity wires and cables subsidence ground slip and heave breakdown and sudden and unforeseen damage to engineering plant and equipment damage caused to the Premises by theft; and

(b) such other risks or perils against which the Landlord acting reasonably may insure; and
(c) (subject always to such risk being available in the relevant insurance market) terrorism in all cases subject to such exclusions and limitations as are generally or widely imposed by the insurers in the insurance market for properties such as the Premises
"Permitted Use"	Storage, distribution and ancillary offices or for any other purposes within Classes B1(c), B2 and B8 of the schedule to the Town and Country Planning (Use Classes) Order 1987
"Planning Law"
means every Enactment and to the extent they relate to the Premises every planning permission statutory consent and agreement made pursuant to any Enactment for the time being in force relating to the use development and occupation of the land and buildings

"Plan"	means the plan annexed to this lease
"Premises"	means the premises described in schedule 1

"Public Authority"
means any government department public local regulatory fire and any other authority any institution having functions which extend to the Premises or their use or occupation any court of law any company or authority responsible for the supply of utilities and any of their duly authorised officers

"Rent Commencement Date"	means 4th February 2008
“Road”	means the roadway shown coloured pink on the Plan
"Service Media"	means pipes, wires, cables, sewers, drains, watercourses, trunking, ducts, flues, gutters, gullies, channels, conduits and other media
"Stipulated Rate"
means a yearly rate of interest calculated on a daily basis four per cent above the base rate of National Westminster Bank plc or of such other bank (being generally recognised as a clearing bank in the London money market) as the Landlord may nominate at any time

"Term"	means 10 years calculated from 4th February 2008
"VAT"	means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it)

2	INTERPRETATION

In this lease:

2.1	The singular includes the plural and vice versa and one gender includes both genders

2.2	Where a party comprises more than one person obligations of that party take effect as joint and several obligations

2.3
An obligation by the Landlord or the Tenant not to do (or omit) any act or thing also operates as an obligation to use reasonable endeavours not to permit or suffer it to be done (or omitted) and to prevent (or as the case may be) to require it being done

2.4	References to:

(a)
any clause or schedule are references to the relevant clause or schedule of this lease and any reference to a clause or paragraph is a reference to that clause or paragraph of the clause or schedule in which the reference appears and headings shall not affect the construction of this lease

(b)
any right of (or obligation to permit) the Landlord to enter the Premises shall also be construed (subject to clause 4.10) as entitling the Landlord to remain on the Premises so far as is necessary with or without equipment and permitting such right to be exercised by all persons authorised by the Landlord

(c)
any consent or approval of the Landlord or words to similar effect mean a consent in writing signed by or on behalf of the Landlord and where necessary the consent of the superior landlord pursuant to the Headlease and given before the act requiring consent or approval and any such reference which states that consent or approval will not be unreasonably withheld by the Landlord also means that it will not be unreasonably delayed by the Landlord

(d)	the Premises (except in the definition of Premises and in clause 4.16) extend where the context permits to any part of the Premises

(e)
a specific Enactment includes every statutory modification consolidation and re-enactment and statutory extension of it for the time being in force except in relation to the Town and Country Planning (Use Classes) Order 1987 which shall be interpreted exclusively by reference to the original provisions of Statutory Instrument 1987 No 764 whether or not it may have been revoked or modified

(f)	the last year of the Term includes the final year of the Term if this lease determines otherwise than by passing of time and references to the expiry of the Term include that type of determination

(g)	rents or other sums being due from the Tenant to the Landlord mean that they are exclusive of any VAT and

(h)	the Tenant’s obligations means the Tenant’s obligations under this lease and under every agreement which is supplemental or collateral to this lease

2.5	The information contained in the “Lease Particulars” shall not affect the construction of this lease and has been included for convenience only

3	DEMISE AND RENTS

3.1
The Landlord at the request of the Guarantor demises to the Tenant with full title guarantee except and reserved to the Landlord and other persons authorised by it at any time during the Term or otherwise entitled to exercise them the rights specified in schedule 2 to hold the Premises to the Tenant for the Term subject to the rights obligations and other matters affecting the Premises as referred to in the documents described in schedule 5

3.2	The Tenant paying to the Landlord:

3.2.1
yearly and proportionately for any part of a year the rent specified in schedule 3 by equal quarterly payments in advance by standing order if the Landlord so requires on the usual quarter days in every year the first such payment or a proportionate part of it (being a proportionate part of the rent specified in paragraph 2 of schedule 3 from the Rent Commencement Date to the next quarter day thereafter) to be made on the date of this lease

3.2.2	as additional rent payable within 14 days of written demand the Insurance Rent

3.2.3
as additional rent payable on demand interest at the Stipulated Rate on any sum owed by the Tenant to the Landlord pursuant to the Tenant's obligations whether or not as rent which is not received by the Landlord within 14 days of the due date (or in the case of money due only on demand within 14 days after the date of demand) calculated for the period commencing on the due payment date and ending on the date the sum (and the interest) is received by the Landlord and

3.2.4
as additional rent all VAT for which the Landlord is or may become liable on the supply by the Landlord to the Tenant under or in connection with this lease or the interest created by it and of any other supplies whether of goods or services such rent to be paid at the same time as the other rents or sums to which it relates subject to the prior delivery of a valid VAT invoice properly addressed to the Tenant

4	TENANT'S OBLIGATIONS

The Tenant agrees with the Landlord:

4.1	Headlease

To observe and comply with the covenants and obligations in the Headlease insofar as they relate to this Lease other than the payment of rent (or other obligations that specifically remain the responsibility of the Landlord as lessee under the Headlease)

4.2	Rent

To pay the rents reserved by this lease on the days and in the manner set out in clause 3 without deduction or set off (except as required at law) and (unless the Landlord agrees otherwise) to pay the rent first reserved (together with any VAT on it) by banker's standing order to such current bank account in Jersey The Channel Islands as the Landlord may nominate at any time

4.3	VAT

If the Tenant is required to pay any amount to the Landlord under this lease by way of reimbursement or indemnity also to pay the Landlord an amount equal to any VAT incurred by the Landlord on the amount being reimbursed or indemnified (subject to the Landlord issuing a VAT invoice) except to the extent the Landlord obtains credit for such VAT pursuant to sections 24 25 and 26 Value Added Tax Act 1994 or any regulations made under them

4.4	Outgoings

4.4.1
To pay all rates and other outgoings assessed on the Premises or on their owner or occupier during the Term excluding without prejudice to clause 4.2 any tax payable by the Landlord as a direct result of any actual or implied dealing with the reversion of this lease or of the Landlord's receipt of income

4.4.2	To pay all charges for water gas and electricity (including meter rents) consumed in the Premises during the Term

4.5	Compliance with Enactments

To comply with all Enactments and with the requirements of every Public Authority affecting the Premises their use occupation employment of people in them and any work being carried out to them (whether the requirements are imposed upon the owner lessee or occupier) and not to do or omit anything by which the Landlord may incur any liability under any Enactment or requirement of a Public Authority

4.6	Official communications

As soon as practicable to supply the Landlord with a certified copy of any official communication received from or proposal made by any Public Authority and to comply fully with its provisions at the Tenant's cost except that (if requested by and at the cost of the Landlord) the Tenant shall make such reasonable representations as the Landlord may require against any communication or proposal so long as the representations do not conflict with the Tenant's rights under this lease

4.7	Repair

Well and substantially to repair the Premises and maintain and keep them in good and substantial repair and condition (damage by any of the Insured Risks excepted to the extent that the Landlord is obliged under this lease to insure against them and to the extent that the insurance money is not rendered irrecoverable or insufficient because of some act or default of the Tenant or of any person deriving title from it or their respective servants or agents) but subject to the provisions of Schedule 6

4.8	Decoration and general condition

To keep the Premises maintained to a good standard of decorative order and properly clean at least once in every third year as to the exterior of the Premises and once in every fifth year as to the interior of the Premises and also in the last year of the Term to redecorate and treat the Premises with appropriate materials in a good and workmanlike manner (and during the last year of the Term in a colour scheme and with materials approved by the Landlord not to be unreasonably withheld or delayed) but the Tenant shall not be obliged to redecorate or treat the Premises if the need to do so is caused by any of the Insured Risks to the extent that the insurance money is not rendered irrecoverable or insufficient because of some act or default of the Tenant or of any person deriving title from it or their respective servants or agents but subject to the provisions of Schedule 6

4.9	Refuse

Not to deposit any refuse other than inside the Premises and to ensure the removal of refuse from the Premises on a regular basis

4.10	Entry by the Landlord

To permit the Landlord during the normal business hours of the Tenant on not less than two working days’ prior written notice (except in emergency) and where strictly necessary to enter the Premises in order to:

4.10.1	investigate whether the Tenant has complied with its obligations

4.10.2	take any measurement or valuation of the Premises

4.10.3
affix and retain on the Premises without interference but in a position which does not materially affect their amenity a notice for their re-letting or disposal (such notice to specify that the business of the Tenant shall be unaffected by any such disposal) and during the last six months of the Term to allow the Landlord to show the Premises to prospective purchasers or tenants and their agents

4.10.4	to exercise the rights described in schedule 2

PROVIDED THAT the Landlord shall cause as little interference as is reasonably possible with the Tenant's use of the Premises for its business (except where it is necessary to do so in order to comply with any obligations to the Tenant) and if the Landlord exercises any of the rights by carrying out works on the Premises it shall straight away make good any damage caused to them and to any of the Tenant's fixtures fittings goods plant and machinery unless the right has been exercised because of some breach of the Tenant's obligations and subject to any reasonable regulations the Tenant may make and are notified to the Landlord in writing

4.11	Remedying breaches

4.11.1	To comply with any notice requiring the Tenant to remedy any breach of its obligations under clauses 4.7 and 4.8 of this Lease

4.11.2
If the Tenant does not commence to comply with any such notice within two months of receipt of notice of the breach and thereafter diligently proceed with such compliance to permit the Landlord to enter the Premises to remedy the breach as the Tenant's agent

4.11.3	To pay to the Landlord as a debt and on demand all the costs and expenses properly incurred by the Landlord in exercising its rights under this clause

4.12	Preserving rights

4.12.1
To preserve all rights of light and other easements belonging to the Premises and not to give any acknowledgement that they are enjoyed by consent PROVIDED THAT the Tenant shall not be prevented from installing security bars or displaying temporary trade posters over the windows of the Premises (in the latter case which comply with clause 4.15)

4.12.2	Not to do or omit anything which might subject the Premises to any new easement and to notify the Landlord without any delay of any encroachment which might have that effect

4.13	Alterations and reinstatement

4.13.1	Not to carry out any alterations or works which adversely affect the structural integrity of the Premises and not to commit any waste

4.13.2
Subject to the other provisions of this clause not to make any alteration or addition to the Premises without the Landlord's consent which shall not be unreasonably withheld but the installation and removal of demountable partitioning and minor electrical and plumbing works shall not require the Landlord's consent

4.13.3
To provide the Landlord without any delay on making any alteration or addition to the Premises for which the Landlord has insurance obligations with a written independent current insurance (VAT inclusive) valuation of the works for replacement purposes

4.13.4
At the expiry of the Term if and to the extent reasonably required by the Landlord by written notice served not later than three months before the expiry of the Term to remove all alterations and additions made to the Premises and anything which may have been installed under clause 4.13 at any time by the Tenant or by any person deriving title from it and to restore and make good the Premises in a proper and workmanlike manner to the condition and design which existed before the relevant work was carried out to the Landlord's reasonable satisfaction

4.14	Use

Not to use the Premises:

4.14.1	for any purpose which causes a nuisance to any person or property

4.14.2	for any public auction or public meeting or for any noxious noisy or immoral activity or for residential purposes or

4.14.3	(without prejudice to the preceding paragraphs of this clause) except for the Permitted Use

4.15	Signs aerials etc

4.15.1
Not to erect any pole antenna or other apparatus on the outside of the Premises save for the purpose of the Tenant’s own business communications and the erection of one totem or flagpole for displaying a sign or banner in accordance with the Tenant’s corporate image subject to clause 4.15.3

4.15.2	Not to display any type of sign or advertisement so as to be visible from outside the Premises

4.15.3	Notwithstanding the foregoing the Tenant shall be entitled:-

(a) without the necessity to obtain the Landlord’s consent to exhibit temporary trade signs and promotional posters on the inside of the windows of the Premises or signs which the Tenant is obliged by statutory provision to display; and

(b) subject to the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) to exhibit its usual trading name or sign in conformity with the Tenant’s national or corporate identity from time to time on a location (previously approved by the Landlord) on the exterior of the Premises

4.16	Dealings with the lease

4.16.1	In clause 4.16 any reference to a transfer includes an assignment

4.16.2	Not to transfer mortgage charge hold on trust for another underlet or otherwise part with possession of part only (as opposed to the whole) of the Premises nor agree to do so

4.16.3
Not to transfer hold on trust for another underlet or otherwise part with possession of the whole of the Premises or to agree to do so except that the Tenant may transfer or underlet the whole of the Premises if before the transfer or underletting is completed the Tenant complies with the conditions described in clause 4.16.4 or clause 4.16.5 as applicable

(Assignment)

4.16.4
The conditions (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and which operate without prejudice to the Landlord's right to withhold consent on any reasonable ground) applying to a transfer of the whole of the Premises are:

(a)
that the Tenant enters into an authorised guarantee agreement as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995 with the Landlord in a form which the Landlord reasonably requires and

(b)
if it is reasonable in the circumstances that any guarantor of the Tenant's obligations guarantees to the Landlord that the Tenant will comply with the authorised guarantee agreement in a form which the Landlord reasonably requires Provided Always that the obligations of the Guarantor (here meaning WLG INC) under this clause are limited to a sum no greater than three times the Rent payable at the date the authorised guarantee agreement is enforced by the Landlord and

(c)	that subject as provided in clause 4.16.4(d) and if the Landlord so reasonably requires the proposed assignee procures the following:

(i)
(that if the proposed assignee is a limited company) an additional guarantor or guarantors (but not more than two) approved by the Landlord (who shall act reasonably in giving its approval) in the terms contained in schedule 4;

(ii)
a deposit with the Landlord of an amount in cleared funds equal to half of the then current yearly rent first reserved by this lease and an amount equal to VAT on that amount on terms which the Landlord reasonably requires

(d)	if the proposed transfer is to a Group Company and

(i)	if the Tenant's obligations or any of them are guaranteed by another Group Company that such Group Company covenants with the Landlord in the terms contained in schedule 4 or

(ii)
whether or not clause 4.16.4(a)(i) applies if the Tenant's obligations or any of them are secured by a security deposit the proposed transferee procures a deposit with the Landlord of the amount and on terms described in clause 4.16.4(c)(ii) and

(iii)	that the Landlord’s consent which will not be unreasonably withheld is obtained to and within three months before the transfer

(Underletting)

4.16.5	Not to underlet the whole of the Premises without the consent of the Landlord (which consent shall not be unreasonably withheld) except:

(a)	to a person who has covenanted with the Landlord:

(i)	to observe the Tenant's obligations in the Lease (other than the payment of rents)

(ii)	not to transfer the Premises without the Landlord's consent (which shall not be unreasonably withheld if the conditions which are referred to in clause 4.16.4 are first satisfied) and

(iii)	not to transfer or underlet part of the Premises or otherwise part with possession or share the occupation of the Premises or any part of them

(b)
by reserving as a yearly rent without payment of a fine or premium an amount equal to the then open market rack rental value of the Premises and to be payable by equal quarterly instalments in advance on the usual quarter days and by reserving as additional rents amounts equal to and payable at the same times as the other rents reserved by this lease

(c)
by a form of underlease (which does not express any sum to be payable by reference to a percentage or proportion of the rent or any other sum payable under this lease but which requires it to be payable and assessed in accordance with the same principles as are required by this lease) to be approved by the Landlord such approval not to be unreasonably withheld

(d)	by a form of underlease which requires:

(i)
the principal rent reserved by it to be reviewed upwards only at the Review Dates which will occur during the sub-term in accordance with the same principles which apply to rent review under this lease

(ii)	the underlessee to observe the Tenant's obligations (other than the obligation to pay rents) under this lease and containing:

1	a condition for re-entry by the underlessor on breach of any obligation by the underlessee

2
a qualified covenant not to transfer the whole of the Premises (subject to prior compliance with conditions as set out in clause 4.16.4) and an unqualified covenant not to transfer part of the Premises or to underlet or otherwise part with possession or share the occupation of the Premises or any part of them

3	an agreement excluding sections 24 to 28 inclusive of the Landlord and Tenant Act 1954 in relation to the underlease and

(e)
with the Landlord's consent issued within three months before completion of the underletting which consent (subject to compliance with the foregoing conditions precedent) shall not be unreasonably withheld

4.16.6
To use reasonable endeavours to enforce the observance by every underlessee of the provisions of the underlease and not expressly or impliedly to waive any breach of them nor (without the prior approval of the Landlord such approval not to be unreasonably withheld by reference to the terms of this Lease) to vary the terms of any underlease

4.16.7	Not to rely upon or use in evidence on any review of rent under this lease any reviewed rent payable under an underlease unless the Landlord acting reasonably has previously approved:-

(a) the reviewed rent payable under such underlease; or

(b) if the rent review is to be determined by an independent person the appointment of such person

PROVIDED THAT the Tenant shall procure that in any determination by such independent person any reasonable and proper representations which the Landlord may wish to make in relation to the rent review are duly submitted to the independent person and to provide the Landlord promptly when the same are available with copies of any representations made on the Tenant's or the underlessee's behalf in relation to the rent review

(Sharing occupation)

4.16.8
Not to part with or share the occupation of the Premises or any part of them except that the Tenant may share occupation with or part with possession to a company which is but only for so long as it remains a Group Company provided the Tenant does not grant the company sharing occupation exclusive possession nor create any relationship of landlord and tenant nor otherwise transfer or create a legal estate and the Tenant shall notify the Landlord of the identity of each company in occupation

4.17	Notifying Landlord of dealings with the lease

4.17.1
Within one month after any disposition or devolution of this lease or of any estate or interest in or derived out of it to give the Landlord notice of the relevant transaction with a certified copy of the relevant document and to pay the Landlord a fair and reasonable fee of not less than twenty five pounds for registering each notice

4.17.2	To notify the Landlord of particulars of the determination of every rent review under any underlease of the Premises within one month after the date of determination

4.18	Payment of cost of notices consents etc

To pay the Landlord within 7 days of written demand all reasonable and proper expenses (including bailiffs' and consultants' fees) incurred by it in connection with:

4.18.1
the preparation and service of a notice under section 146 Law of Property Act 1925 or in proper contemplation of any proceedings under section 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the court

4.18.2
every step taken during or within three months after the expiry of the Term in connection with the enforcement of the Tenant's obligations including the service or proposed service of all notices and schedules of dilapidations served within 3 months of the expiry of the Term and reasonable consultants' fees incurred in monitoring any action taken to remedy any breach of the Tenant's obligations PROVIDED THAT schedules of dilapidations shall be served no more frequently than once every three years during the Term and

4.18.3	every application for consent or approval under this lease even if the application is withdrawn or properly refused except where consent is unreasonably withheld or delayed

4.19	Installing machinery in the Premises

4.19.1
No plant or machinery shall be installed or operated in the Premises and nothing shall be done or omitted in them which may cause any nuisance to nearby property or persons outside the Premises (subject always to the proviso at clause 4.14)

4.20	Obstruction/overloading

4.20.1	Not to obstruct:

(a)	access to nearby property nor exercise any of the rights granted by this lease in a way which causes a nuisance

(b)	any means of escape

(c)	or discharge any deleterious matter into

(i)	any conduit serving the Premises and to the extent they lie within the Premises to keep them clear and functioning properly or

(ii)	any Service Media

4.20.2	or stop up or obscure any openings of the Premises

4.20.3	any notice erected on the Premises including any erected by the Landlord in accordance with its powers under this lease nor to overload or cause undue strain to the Premises or the Service Media

4.21	Complying with Planning Law and compensation

4.21.1
Not without the Landlord's consent (such consent not to be unreasonably withheld or delayed) to apply for planning permission relating to the Premises PROVIDED THAT no such consent shall be required where consent has already been given (or is not actually required) for the subject matter of such application under other provisions of this Lease

4.21.2	Not to implement any planning permission before the Landlord acting reasonably and expeditiously has acknowledged that its terms are acceptable and

4.21.3
Unless the Landlord directs otherwise to complete before the expiry of the Term all works on the Premises required as a condition of any planning permission implemented by the Tenant or by any person claiming under or through it

4.22	Indemnifying the Landlord

To indemnify the Landlord against all consequences of any breach of any of the Tenant's obligations under this lease (including all costs reasonably incurred by the Landlord in an attempt to mitigate any such breach)

4.23	Notifying defects in the Premises

4.23.1	To notify the Landlord as soon as reasonably practicable about any defect in the Premises which becomes known to the Tenant and which might give rise to:

(a)	an obligation on the Landlord to do or refrain from doing anything in relation to the Premises or

(b)	any duty of care or the need to discharge such duty imposed by the Defective Premises Act 1972 and always to display such notices as the Landlord may at any time reasonably require to be displayed at the Premises relating to their state of repair and condition pursuant to any relevant Enactment

4.24	Insurance and fire fighting equipment

4.24.1
Not to do or omit anything by which any insurance policy (particulars of which shall have been provided to the Tenant) relating to the Premises or any part thereof becomes void or voidable or by which the rate of premium on such policy may be increased (unless the Tenant agrees to bear the whole of such increase)

4.24.2
To comply with all requirements of the insurers which the Tenant has been notified of and to provide and maintain unobstructed appropriate operational fire fighting equipment and fire notices on the Premises

4.24.3	To notify the Landlord as soon as reasonably practicable of any incidence of an Insured Risk on the Premises and of any other event which ought reasonably to be brought to the insurers' attention

4.24.4
If the Tenant or any person claiming title from it is entitled to the benefit of any insurance of the Premises to cause all money paid under such insurance to be applied in making good the loss or damage for which it was paid

4.24.5
If the whole or any part of the Premises are damaged or destroyed by any of the Insured Risks during the Term and the insurance money under any insurance policy effected by the Landlord is rendered wholly or partially irrecoverable because of some act or default of the Tenant or any person deriving title from it or their respective servants or agents to pay the Landlord within 14 days of demand the whole of the irrecoverable insurance money

4.24.6
If there is any deficiency in any insurance money received by the Landlord in respect of the replacement of any damage or destruction referred to in clause 5.4.3 because the Tenant has failed to comply with its obligations under clause 4.13.3 to pay the Landlord the amount of the deficiency in the insurance money

4.25	Dangerous and contaminative materials

Not to keep produce or use any noise noxious or hazardous material on the Premises nor cause any environmental damage and if there is any breach of that obligation to remove all trace of the material from the affected land and to leave it in a clean and safe condition

4.26	Returning the Premises to the Landlord

At the expiry of the Term to return all keys of the Premises to the Landlord and to remove all chattels and (to the extent the Landlord may reasonably require) tenant's fixtures and to vacate the Premises reinstated and restored and made good in accordance with clause 4.13.5 and in the state of repair and condition otherwise required by this lease and any licences or consents issued pursuant to it under which the Tenant was permitted to carry out alterations to the Premises subject to a liability to reinstate

4.27	Matters affecting the Premises

To comply with all covenants and other matters affecting the Premises as disclosed by the Land Registry title of the Estate as set out in schedule 5 in so far as the same affect the Premises and are still subsisting (save for any charges of a financial nature)

4.28	Electricity sub-station

To maintain to the satisfaction of the Landlord 1.8 metre high steel palisade fencing (with a gateway therein) on the boundaries of the electricity sub-station site and if such maintenance is carried out by the Landlord or others authorised by it in default on the part of the Tenant then the Tenant will reimburse the Landlord on demand with the costs of such maintenance

5	LANDLORD'S OBLIGATIONS

The Landlord agrees with the Tenant:

5.1	Quiet enjoyment

That if the Tenant observes and performs its obligations the Tenant may lawfully and peaceably hold and enjoy the Premises without any lawful interruption by the Landlord or any person rightfully claiming through under or in trust for it by title paramount

5.2	Headlease

The Landlord shall:-

5.2.1
pay the rent reserved by the Headlease as and when it falls due and shall observe and perform the lessee’s covenants in the Headlease (except in so far as the Tenant covenants to do so under this lease)

5.2.2
at the request properly made and at the cost of the Tenant use all reasonable endeavours to enforce the covenants on the part of the superior landlord contained in the Headlease relating to quiet enjoyment and/or to the extent such enforcement can properly be required by the Tenant for purposes connected with the rights granted to the Tenant in this Lease

5.2.3
at the cost of the Tenant seek and use all reasonable endeavours to obtain the consent of any superior landlord where it is required under the Headlease when the Tenant has applied for consent under this Lease

5.3	Insurance

5.3.1
To keep the Premises (except any demountable partitioning window blinds and wall or floor surface coverings not installed by or at the cost of the Landlord and fixtures which are strictly tenant's trade fixtures) insured against the Insured Risks in a sum which in the Landlord's reasonable opinion is their full replacement cost

5.3.2	On request to supply the Tenant (but not more frequently than once in any period of twelve months) with evidence of such insurance and of payment of the most recent premium

5.3.3
If during the Term the Premises (except as aforesaid) including the means of access to the Premises are damaged or destroyed by an Insured Risk and to the extent that payment of the insurance money is not refused because of any act or default of the Tenant or of any person deriving title from the Tenant or their respective servants or agents the Landlord will (subject to clause 6.6) with all due expedience take the necessary steps to obtain any requisite planning permissions and consents and if they are obtained to lay out the insurance money received (except sums for public liability and employer's liability and loss of rent) towards replacing the damaged or destroyed parts of the Premises as soon as reasonably practicable and will make up any deficiencies out of its own resources but:

(a)	the Landlord's obligation to insure does not extend to any alteration or addition referred to in clause 4.13.3 in respect of which the Tenant has failed to comply with that clause

(b)
the Landlord shall not be liable to carry out the replacement if it is unable having used reasonable endeavours to obtain every permission and consent necessary to execute the relevant work in which event the Landlord shall subject to clause 5.3.3(c) be entitled to retain all the insurance money received by it and

(c)
if the Landlord shall not be liable to carry out the replacement and if the Tenant has complied with clause 4.13.3 the Landlord shall pay the Tenant that proportion of any received insurance money which is referable to any damage or destroyed works of alteration or addition to which clause 4.13.3 relates such proportion to be agreed between the Landlord and the Tenant or if they cannot agree to be determined by a single arbitrator to be appointed by the President of the Royal Institution of Chartered Surveyors on the application of either party

5.3.4	To notify the Tenant of any material change to the risks covered by the policy from time to time

6	OTHER AGREEMENTS AND DECLARATIONS

6.1	Forfeiture and re-entry

Without prejudice to any other remedies and powers available to the Landlord if:

6.1.1	any rent is unpaid for 21 days after becoming payable or

6.1.2	there is any other breach of the Tenant's obligations or

6.1.3	the guarantee by any guarantor of the Tenant's obligations is or becomes wholly or partly unenforceable for any reason or

6.1.4	if the Tenant or the Guarantor of the Tenant's obligations (or if more than one person any one of them):

(a)
being a company enters into liquidation whether compulsory or voluntary (except for the purpose of amalgamation or reconstruction) or has a provisional liquidator appointed or suffers a receiver or manager to be appointed (including an administrative receiver) or becomes subject to an administration order or becomes subject to a company voluntary arrangement under Part 1 Insolvency Act 1986 or a scheme of arrangement under section 425 Companies Act 1985

(b)	being a company incorporated outside the United Kingdom is the subject of any proceedings or event analogous to those referred to in this clause in the country of its incorporation or

(c)
being an individual is the subject of a bankruptcy order or of any order or appointment under Part VIII Insolvency Act 1986 relating to individual voluntary arrangements under section 273 or section 286 Insolvency Act 1986 or otherwise becomes bankrupt or insolvent or dies or

(d)	being a company or an individual enters into or makes any proposal to its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs the Landlord may notwithstanding the waiver of any previous right of re-entry re-enter on any part of the Premises and on such re-entry this lease shall absolutely determine but without prejudice to any Landlord's right of action for any prior breach of the Tenant's obligations

6.2	Service of notices

6.2.1
In addition to any other method of service any notice which is served under this lease shall be validly served if it is served in accordance with section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962

6.2.2
If the Tenant or any guarantor comprises more than one person it shall be sufficient if notice is served on one of them but a notice duly served on the Tenant shall not need to be served on any guarantor

6.3	Relief from liability to pay rent

If during the Term:

6.3.1
the Premises (other than the Tenant's plant and equipment and trade fixtures) or access to the Premises are damaged or destroyed by any of the Insured Risks so that the Premises are incapable of occupation and use or are no longer accessible for the purposes of the business lawfully carried on at the Premises and

6.3.2
the insurance of the Premises or the payment of any insurance money has not been vitiated by the act or default of the Tenant or of any person deriving title from the Tenant or their respective servants or agents the rent first reserved by this lease under clauses 3.2.1 and 3.2.5 or a fair proportion of it according to the nature and extent of the damage sustained shall cease to be payable from the date of destruction or damage until whichever is the earlier of the date on which the Premises (other than as aforesaid) are made fit for occupation and use or are accessible again for the purposes of the business lawfully carried on at the Premises and the date of expiry of the period for which insurance of loss of rent is effected (not being less than 3 years) and any dispute about such cessation shall be referred to the award of a single arbitrator to be appointed in default of agreement on the application of the Landlord or the Tenant to the President for the time being of The Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996

6.4	Ending of the lease following major damage - Insured Risks

6.4.1
If the Premises are damaged or destroyed by any of the Insured Risks and as a result are substantially unfit for occupation and use for the purposes of the business lawfully carried on at the Premises either the Landlord or the Tenant may subject to the conditions set out in clause 6.4.2 determine this lease

6.4.2	The conditions referred to in clause 6.6.1 are:

(a)	the Tenant may not determine this lease if:

(i)
the Landlord has within 24 months after the date of damage or destruction made a substantial start on site of the works to replace the damaged or destroyed parts of the Premises and will procure that the same are completed within 36 months after the date of damage or destruction or

(ii)	payment of the insurance money is refused because of any act or default of the Tenant or of any person deriving title from the Tenant or their respective servants or agents or

(iii)	the Tenant owes the Landlord any debt under clauses 4.24.5 or 4.24.6 and

(b)
the Landlord may not determine this lease if the Landlord has within 24 months after the date of damage or destruction made a substantial start on site of the works to replace the damaged or destroyed parts of the Premises or has failed to comply with its obligations contained in clause 5.3.3(b)

(c)
subject to clause 6.6.2(a) the Tenant may determine this lease only by serving the Landlord with not less than one month’s prior notice served at any time after the expiry of 30 months and before the expiry of 35 months from the date of damage or destruction and

(d)
the Landlord may determine this lease only by serving the Tenant with not less than one month’s prior notice served at any time after the expiry of 30 months and before the expiry of 35 months from the date of destruction or damage

6.4.3
With effect from the service of a notice under clauses 6.6.2(c) or 6.6.2(d) the Landlord's obligations under clause 5.4.3 shall cease and on the expiry of the notice this lease shall determine without prejudice to any rights or remedies which may then have accrued in respect of any breach of this lease and the Landlord shall be entitled to retain the insurance money

6.4.4	Time is of the essence of the periods referred to in this clause

6.5	Arbitration fees

The fees of any arbitrator incurred in any arbitration proceedings arising out of this lease may be paid to the arbitrator by the Landlord or by the Tenant notwithstanding any direction or prior agreement as to liability for payment and if either party chooses to do so it shall be entitled to an appropriate repayment by the other party on demand

6.6	Rent review memorandum

As soon as possible after any increase in rent is agreed or determined pursuant to schedule 4 a memorandum recording the increase shall be signed on behalf of the Landlord and the Tenant respectively and exchanged between them (each party to bear their own costs in connection with the preparation and exchange of such memorandum)

6.7	Compensation

Except where any Enactment prohibits the right to compensation being reduced or excluded by agreement neither the Tenant nor any occupier of the Premises shall be entitled on quitting them to claim from the Landlord any compensation under the Landlord and Tenant Act 1954

6.8	Construction (Design and Management) Regulations 2007

6.8.1	In this clause the expression:

"Regulations" means the Construction (Design and Management) Regulations 2007 and any expressions appearing in this clause which are defined in the Regulations have the same meaning and

"relevant work" means any construction work which is undertaken by the Tenant or by a person claiming under it pursuant to an obligation or a right (whether or not requiring the Landlord's consent) under this lease and for the purposes of the Regulations the Tenant irrevocably acknowledges that it and not the Landlord arranges the design carrying out and construction of relevant work

6.8.2	The Tenant irrevocably acknowledges that it will be the only client in respect of any relevant work

6.8.3	Before any relevant work is commenced the Tenant shall make a declaration in accordance with Regulation 4(4) and shall forthwith serve it on the Executive and a copy of it on the Landlord

6.8.4	The Tenant shall comply with its obligations as client in respect of any relevant work

6.8.5	The Tenant shall promptly provide the Landlord with a complete copy of the health and safety file for all relevant work and (no later than the expiry of the Term) the original health and safety file

6.8.6	The provisions of this clause 6.11 shall apply notwithstanding that any consent issued by the Landlord in respect of any relevant work does not refer to the said provisions or to the Regulations

6.9	Jurisdiction

This lease is governed by and construed in accordance with the law of England and the Tenant submits to the exclusive jurisdiction of the English courts and agrees that any process may be served on it by leaving a copy of the relevant document at the Premises and each party to this lease undertakes to notify the others in advance of any change from time to time of such address for service and to maintain an appropriate address at all times

6.10	Overriding lease

If during the Term the Landlord grants a tenancy of the reversion immediately expectant on the determination of this lease pursuant to Section 19 Landlord and Tenant (Covenants) Act 1995 any obligation of the Tenant to obtain the consent of the Landlord under this lease to any dealing shall be deemed to include a further obligation also to obtain the consent of the lessor under such tenancy to such a dealing PROVIDED THAT the terms of any such overriding lease shall be no more materially onerous to the Tenant than the terms of this Lease

6.11	Contamination

The Tenant shall have no liability in respect of contamination or pollution present in the soil, the sub-surface or groundwater at or beneath the Premises to the extent such contamination or pollution was present at the date of this Lease

6.12	Application of Landlord and Tenant (Covenants) Act 1995

This lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

7	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly provided it is not intended that a third party should have the rights to enforce any term of this lease pursuant to the Contracts (Rights of Third Parties) Act 1999

8	GUARANTEE AND GUARANTOR'S INDEMNITY

The Guarantor at the request of the Tenant and in consideration of the grant of this Lease agrees with the Landlord that during such period (including any period of holding over continuation or extension of the Term whether by any Enactment common law or otherwise) as this Lease is vested in the Tenant:

8.1
all the Tenant's obligations will be performed and that if there is any breach of those obligations (notwithstanding any time or indulgence allowed by the Landlord or compromise neglect or forbearance in enforcing the Tenant's obligations or any refusal by the Landlord to accept tendered rent) the Guarantor will perform the obligations and will on demand and pay the Landlord an amount equal to the rents or other amounts not paid and any loss or any other liability suffered by the Landlord as a result of the breach (and following any non-payment shall pay interest at the Stipulated Rate from the date of demand to the Guarantor until the date of payment) and will otherwise indemnify the Landlord against all consequences arising from the breach

8.2
if any liquidator or other person having power to do so disclaims this Lease or if it is forfeited or if the Tenant ceases to exist (each a "Trigger Event") and if the Landlord notifies the Guarantor within 3 months from and including the date of the Trigger Event that it requires the Guarantor to accept a lease of the Premises for a term calculated from the date of the Trigger Event to the date on which the Term would have expired by the passing of time and at the same rents and subject to the same obligations and provisions (except that the Guarantor shall not be required to procure that any other person is made party to the lease as guarantor) as are reserved by and contained in this Lease immediately before the Trigger Event and with coincidental Review Dates (the said new lease and the rights and liabilities under it to take effect as from the date of the Trigger Event) the Guarantor shall immediately accept such lease accordingly and execute and deliver to the Landlord a counterpart of it and indemnify the Landlord upon demand against the costs so incurred

8.3	the Guarantor's obligations under this clause shall not be affected by:

8.3.1	any variation or waiver of the terms of this Lease or any of them agreed between the Landlord and the Tenant (provided that the Guarantor’s obligations shall not thereby increase) or

8.3.2	any partial surrender of this Lease (and the Guarantor's liability shall continue but only in respect of the Tenant's continuing obligations) or

8.3.3	any legal limitation immunity disability incapacity insolvency or the winding-up of the Tenant or

8.3.4	(without limitation to the foregoing) any other act by which but for this provision the Guarantor would have been discharged or released (whether in whole or in part) from liability or any combination of any two or more of such matters

8.4
if a Trigger Event occurs and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises the Guarantor shall pay the Landlord on demand (in addition to any other loss damage costs charges expenses or other liability which the Guarantor may be required to make good and without prejudice to any other rights of the Landlord) such demand to be made within three months from and including the date of the Trigger Event an amount equal to the rents which would have been payable under this Lease but for the Trigger Event (so far as such rents do not otherwise continue to be payable) for the period commencing on the date of the Trigger Event and ending on the earlier of the first anniversary of the Trigger Event and any date upon which rent is first payable for the whole of the Premises on a reletting of them all the date upon which the Premises are occupied whether pursuant to a lease or other form of letting document

8.5
without prejudice to the rights of the Landlord against the Tenant the Guarantor shall be a principal obligor in respect of its obligations under this clause and not merely a surety and accordingly the Guarantor shall not be discharged nor shall its obligations be affected by any act or thing or means whatsoever by which its obligations would have been discharged if it had not been a primary obligor

8.6	the Guarantor shall pay all charges (including legal and other costs) on a full indemnity basis incurred by the Landlord in relation to the enforcement of this guarantee and indemnity

8.7
the Landlord may at its option enforce the Guarantor's obligations without having first either enforced the Tenant's obligations or pursued any other rights which the Landlord may have obtained in relation to this Lease

8.8
the Guarantor shall not be entitled to participate in any security held by the Landlord for the Tenant's obligations or to any right of subrogation in respect of any such security until all the Tenant's and the Guarantor's obligations have been fully and unconditionally complied with

8.8.1
the Guarantor shall not claim in any liquidation bankruptcy composition or scheme of arrangement of the Tenant in competition with the Landlord and if and to the extent that it receives the same shall remit to (and until remission shall hold in trust for) the Landlord all money received from any liquidator trustee or receiver or out of any composition or arrangement or from any supervisor until all the Tenant's and Guarantor's obligations have been fully and unconditionally complied with and

8.8.2	this guarantee and indemnity shall enure for the benefit of the Landlord's successors in title under this Lease without the necessity for any assignment

IN WITNESS whereof this deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written

SCHEDULE 1
(The Premises)

The land and buildings shown delineated and edged red on the Plan and registered at the Land Registry under Title No GM946124

SCHEDULE 2
(Exceptions and reservations)

The following rights and easements are reserved out of the Property unto the Landlord and the occupiers of any adjoining or neighbouring land and all other persons authorised by the Landlord:

1.
The right at any time but (except in emergency) after giving reasonable prior notice to enter (or in an emergency or after the giving of reasonable prior notice during the Tenant’s absence to break and enter) the Property in order to:

a.	inspect or view the condition of the Property;

b.	carry out work upon any adjacent premises; and

c.	to carry out any repairs or other work which the Landlord must or may carry out under the provisions of this Lease or to do any other thing which under the said provisions the Landlord may do

2.
A right of way at all times and for the purposes with or without vehicles of any description over and along the Road and the right after giving reasonable notice being not less than 10 working days written notice to make connections with and construct access roads into such Road and all such parts of the Property as may separate the adjoining land comprised in title number GM732033 and such Road at their most convenient or practical point or elsewhere as may be agreed provided that the Landlord or those authorised by it shall have the right to enter upon so much of the Property as may be necessary for the purpose of connecting up and maintaining such roads causing as little damage and inconvenience as possible and making good any damage caused thereby

3.
The right after giving reasonable notice being not less than 10 working days written notice to enter upon so much of the Property as may be necessary for the purposes of laying pipes wires cables ducts and other conducting media and apparatus for the supply of services (“Service Installations”) to the adjoining land comprised in title number GM732033 and making connections thereto (causing as little damage and inconvenience as possible and making good any damage caused thereby) and to the free and uninterrupted passage of water soil gas electricity and telephone and any other services to and from all parts of the adjoining land comprised in title number GM732033 through any Service Installations which are now or may hereafter during the Term be in or under the Property

4.
The right and liberty at any time hereafter during the Term to erect and maintain on any part of the adjoining land comprised in title number GM732033 any buildings and other erection of such height or extent as the Landlord may think fit notwithstanding that the access of light and air over the Property to any window or other opening in any building erected thereon may by such building or erection so erected by wholly or partially obstructed prejudiced reduced or interfered with

5.	All other rights and easements as may be required during the Term to enable the Landlord to construct any building or erection on the adjoining land comprised in title number GM732033

6.	All other rights easements and quasi-easements appurtenant to or capable of benefiting the adjoining land comprised in title number GM732033

7.
All necessary rights over the Property to Norweb Plc pursuant to its lease of the electricity sub-station dated 9 January 1997 and all necessary rights over the Property in order for the Landlord to comply with the covenants on the part of the Landlord in the said Lease to Norweb Plc and to enable it to enforce the covenants on the part of the tenant in the said Lease

SCHEDULE 3
(Rent and Rent Review)

1	In this schedule the following expressions have the respective specified meanings:

"Current Rent" means the amount of the yearly rent first reserved by this lease payable immediately before each of the Review Dates

"Review Dates" means:

(a)	the Rent Review Dates specified in the Particulars and

(b)	any date so stipulated by virtue of paragraph 7

"Revised Rent" means the yearly open market rental value which might reasonably be expected to be payable following the expiry of any period at the beginning of the term which might be negotiated in the open market for the purposes of fitting out during which no rent or a concessionary rent is payable (and on the assumption that the lessee has had the benefit of such rent free or concessionary rent period) if the Premises had been let in the open market by a willing lessor to a willing lessee with vacant possession on the relevant Review Date without fine or premium for a term equivalent to the Term computed from the Review Date and otherwise upon the provisions (save as to the amount of the rent first reserved by this lease but including the provisions for rent review at the second and fifth years) contained in this lease and on the assumption if not a fact that the said provisions have been fully complied with and on the further assumptions that:

(a)	the Permitted Use and the Premises comply with Planning Law and every other Enactment and that the lessee may lawfully implement and carry on the Permitted Use

(b)	the Premises are ready to receive the fitting out works of the willing lessee

(c)	no work has been carried out to the Premises which has diminished their rental value

(d)	in case the Premises or any part thereof have been destroyed or damaged they have been fully restored but disregarding any effect on rent of:

(i)	the fact that the Tenant or any lawful underlessee or other lawful occupier or their respective predecessors in title has been or is in occupation of the Premises

(ii)	any goodwill attached to the Premises by the carrying on in them of the business of the Tenant or any lawful underlessee or their respective predecessors in title or other lawful occupier

(iii)
any works carried out to the Premises during the Term by the Tenant or any permitted underlessee in either case at its own expense in pursuance of a licence granted by the Landlord (where necessary) and otherwise than in pursuance of any obligation to the Landlord (but not an obligation arising out of or contained in any licence for alterations);

(iv)	any estimate of open market rental value made for the purposes of insuring loss of rent

"Review Surveyor" means an independent chartered surveyor appointed pursuant to paragraph 5 and if he is to be nominated by or on behalf of the President of the Royal Institution of Chartered Surveyors the President shall be requested to nominate an independent chartered surveyor having not less than ten years practice next before the date of his appointment and recent substantial experience in the letting and valuation of premises of a similar character and quality to those of the Premises and who is a partner or director of a leading firm or company of surveyors having specialist market and valuation knowledge of such premises

2
The yearly rent first reserved and payable under this Lease for each of the first two years of the Term is £100,170 (one hundred thousand one hundred and seventy pounds) The Tenant acknowledges that the open market rental value of the Premises at the date hereof is £200,340 per annum, and that the parties have agreed to apply one year’s rent free by reducing the first two years’ rent

3	The yearly rent first reserved and payable from the first Review Date until the second Review Date, and from the Second Review Date until the expiry of the Term shall be the higher of:

3.1	the Current Rent; and

3.2	the Revised Rent

4
If the Landlord and the Tenant shall not have agreed the Revised Rent by the date three months before each of the Review Dates it shall (without prejudice to the ability of the Landlord and the Tenant to agree it at any time) be assessed as follows:

4.1
the Review Surveyor shall (in the case of agreement about his appointment) be appointed by the Landlord or the Tenant to assess the Revised Rent or (in the absence of agreement at any time about his appointment) be nominated to assess the Revised Rent by or on behalf of the President for the time being of The Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant;

4.2	the Review Surveyor shall act as an expert; and shall be required:

4.2.1
to give written notice to the Landlord and the Tenant inviting each of them to submit to him within such time limits as he shall reasonably stipulate a proposal for the Revised Rent supported by any or all of:

(a)	a statement of reasons;

(b)	a professional rental valuation;

(c)	information in respect of any other matters they consider relevant; and (separately and later)

(d)	submissions in respect of each other's statement of reasons valuation and other matters; and

4.2.2	upon written request from the Landlord to assess the Revised Rent with a hearing and not solely upon the written submissions and other matters referred to at paragraph 5.2.1 of this schedule 4; and

4.2.3
to give written notice to the Landlord and the Tenant if he shall appoint a Solicitor or Counsel or expert to advise and assist him on points of law and/or procedure and/or evidence which notice shall include the name of the Solicitor or Counsel or expert and details of their anticipated fees and expenses and the Landlord or the Tenant shall notify the Review Surveyor within a reasonable period if there is any objection to such appointment or the level of such fees or expenses and the Review Surveyor shall give reasonable consideration to such representations;

4.3	if the Review Surveyor refuses to act or is or becomes incapable of acting or dies, the Landlord or the Tenant may apply to the President for the appointment of another Review Surveyor;

5	If the Revised Rent has not been agreed or assessed by the relevant Review Date the Tenant shall:

5.1	continue to pay the Current Rent on account and

5.2
pay the Landlord within 14 days after the agreement or assessment of the Revised Rent any amount by which the Revised Rent for the period commencing on the relevant Revised Date and ending on the quarter day following the date of payment exceeds the Current Rent paid on account for the same period plus interest (but calculated at the level specified in the Lease Particulars as “INTEREST ON SHORTFALL OF RENT REVIEW”) for each instalment of rent due on and after the Review Date on the difference between what would have been paid on that rent day had the Revised Rent been fixed and the amount paid on account (the interest being payable from the date on which the instalment was due up to the date of payment of the shortfall)

6
If any Enactment restricts the right to review rent or to recover an increase in rent otherwise payable on the Review Date then when the restriction is released, the Landlord may at any time within six months after the date of release, give to the Tenant not less than one month's notice requiring a rent review as at the next following quarter day which shall for the purposes of this lease be the Review Date

SCHEDULE 4
(Form of Guarantee on Assignment)

(References in this schedule to the "Lease" mean references to this lease)

1.
The Guarantor in consideration of the Landlord consenting to the assignment or Transfer of the Lease to the Assignee agrees with the Landlord that during such period (including any period of holding over continuation or extension of the Term whether by any Enactment common law or otherwise) as the Lease is vested in the Assignee:

1.1
all the Assignee's obligations will be performed and that if there is any breach of those obligations (notwithstanding any time or indulgence allowed by the Landlord or compromise neglect or forbearance in enforcing the Assignee's obligations or any proper refusal by the Landlord to accept tendered rent) the Guarantor will perform the obligations and will on demand and on a full indemnity basis pay the Landlord an amount equal to the rents or other amounts not paid and any loss or any other liability suffered by the Landlord as a result of the breach (and following any non-payment shall pay interest at the Stipulated Rate from the date of demand to the Guarantor until the date of payment) and will otherwise indemnify the Landlord against all consequences arising from the breach

1.2
if any liquidator or other person having power to do so disclaims this Lease or if it is forfeited or if the Assignee ceases to exist (each a "Trigger Event") and if the Landlord notifies the Guarantor within 3 months after the date on which the Landlord first knows or ought reasonably to have known about the occurrence of the Trigger Event that it requires the Guarantor to accept a lease of the Premises for a term calculated from the date of the Trigger Event to the date on which the Term would have expired by the passing of time and at the same rents and subject to the same obligations and provisions (except that the Guarantor shall not be required to procure that any other person is made party to the lease as guarantor) as are reserved by and contained in the Lease immediately before the Trigger Event and with coincidental dates for review of the rent(s) reserved by the Lease (the said new lease and the rights and liabilities under it to take effect as from the date of the Trigger Event) the Guarantor shall immediately accept such lease accordingly and execute and deliver to the Landlord a counterpart of it and indemnify the Landlord upon demand against the costs so properly incurred

1.3	the Guarantor's obligations under this paragraph 1 shall not be affected by:

1.3.1	any variation or waiver of the terms of the Lease or any of them agreed between the Landlord and the Assignee (provided that the Guarantor’s liability shall not thereby increase) or
1.3.2.	any partial surrender of the Lease (and the Guarantor's liability shall continue but only in respect of the Assignee's continuing obligations) or

1.3.3	any legal limitation immunity disability incapacity insolvency or the winding-up of the Assignee or
1.3.4	(without limitation to the foregoing) any other act by which but for this provision the Guarantor would have been discharged or released (whether in whole or in part) from liability or any combination of any two or more of such matters

1.4
if the Trigger Event occurs to the Landlord's knowledge and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises the Guarantor shall pay the Landlord on demand (in addition to any other loss damage costs charges expenses or other liability which the Guarantor may be required to make good and without prejudice to any other rights of the Landlord) an amount equal to the rents which would have been payable under the Lease but for the Trigger Event (so far as such rents do not otherwise continue to be payable) for the period commencing on the date of the Trigger Event and ending on the earlier of the date six months after the Trigger Event and any date upon which rent is first payable for the whole of the Premises on a reletting of them or the end of the Term

1.5
without prejudice to the rights of the Landlord against the Assignee the Guarantor shall be a principal obligor in respect of its obligations under this paragraph 1 and not merely a surety and accordingly the Guarantor shall not be discharged nor shall its obligations be affected by any act or thing or means whatsoever by which its obligations would have been discharged if it had not been a primary obligator

1.6
the Guarantor shall pay all reasonable and proper charges (including legal and other costs) on a full indemnity basis incurred by the Landlord in relation to the enforcement of this guarantee and indemnity

1.7
the Landlord may at its option enforce the Guarantor's obligations without having first either enforced the Assignee's obligations or pursued any other rights which the Landlord may have obtained in relation to the Lease

1.8
the Guarantor shall not be entitled to participate in any security held by the Landlord for the Assignee's obligations or to any right of subrogation in respect of any such security until all the Assignee's and the Guarantor's obligations have been fully and unconditionally complied with

1.9
the Guarantor shall not claim in any liquidation bankruptcy composition or scheme of arrangement of the Assignee in competition with the Landlord and if and to the extent that it receives the same shall remit to (and until remission shall hold in trust for) the Landlord all money received from any liquidator trustee or receiver or out of any composition or arrangement or from any supervisor until all the Assignee's and the Guarantor's obligations have been fully and unconditionally complied with and

1.10	this guarantee and indemnity shall enure for the benefit of the Landlord's successors in title under the Lease without the necessity for any assignment

SCHEDULE 5
(Documents of Title affecting the Premises)

1.	A lease of the Premises dated 26th September 2003 and made between Scooba Investments Limited (1) and Tiarella Investments Limited (2) and registered at the Land Registry with Title No. GM946142

2.	The entries in Title No GM946142 and the documents referred to in that title

SCHEDULE 6
(Provisions supplemental to clauses 4.7 and 4.8)

1	Notwithstanding the Tenant’s obligations in clause 4.7 insofar as they relate to the Road the Tenant will not undertake any repair or maintenance of the road unless:-

1.1	the specification and costing for the proposed repair and/or maintenance has first been produced and approved by the Landlord approval not to be unreasonably withheld or delayed; and

1.2
the Landlord has confirmed in writing to the Tenant that either the Landlord will contribute 50% of the cost (less any VAT payable by the Tenant) of effecting such repair and/or maintenance in accordance with the schedule and costings as previously approved or has procured a contribution from the adjacent owner for the said amount and the Landlord agrees to make available to the Tenant such net 50% contribution within 14 days of production to the Landlord of an invoice therefor requiring payment by the Tenant and as approved in accordance with this paragraph

Notwithstanding the Tenant’s obligations under clauses 4.7 and 4.8 such obligations in relation to repair, maintenance and decoration of the floor of the warehouse area of the Premises are qualified such that the Tenant has no obligation to the Landlord to put or maintain such floor in any better state of repair, condition or decorative order than is shown by the schedule of condition attached hereto as an appendix

EXECUTED as a Deed of WLG (UK) LIMITED in the presence of one director and the company secretary or two directors:-	) ) ) ) )

Director

Director/Secretary

SIGNED as a Deed on behalf of
WLG (USA) LIMITED
incorporated in (territory)…………………
by………………………………………….
and ……………………………………..
(full name(s) of person(s) signing)
being [a] person(s) who, in accordance
with the laws of that territory, is (or are)
acting under the authority of that
company):-
) ) ) ) ) ) ) ) ) )

Authorised Signatory

Authorised Signatory

SIGNED as a Deed on behalf of
BREDBURY LIMITED
incorporated in Jersey by
………………………………………….
and ……………………………………..
being person who, in accordance with the
laws of that territory, are acting under the
authority of that company):-
) ) ) ) ) ) )

Authorised Signatory

Authorised Signatory

DATED	8th February 2008

(1)	BREDBURY LIMITED

(2)	WLG (UK) LIMITED

(3)	WLG (USA) LLC

LEASE

of

Unit A, Site 1, Horsfield Way, Bredbury, Stockport

LEACH & CO
30 St. George Street
London W1S 2FH

Tel: 020 7499 7373
Fax: 020 7499 7575
DX: 82970 Mayfair
Ref: AKJ/LL/L76-9

AKJ/JB/L76-9/LEASE CONFORMED COPY 8.2.2008

TABLE OF CONTENTS

CLAUSES

1 DEFINITIONS		2

2 INTERPRETATION		7

3 DEMISE AND RENTS		9

4 TENANT'S OBLIGATIONS		10
4.1	Headlease	10
4.2	Rent	10
4.3	VAT	10
4.4	Outgoings	10
4.5	Compliance with Enactments	11
4.6	Official communications	11
4.7	Repair	11
4.8	Decoration and general condition	12
4.9	Refuse	12
4.10	Entry by the Landlord	12
4.11	Remedying breaches	13
4.12	Preserving rights	13
4.13	Alterations and reinstatement	14
4.14	Use	14
4.15	Signs aerials etc	15
4.16	Dealings with the lease	15
4.17	Notifying Landlord of dealings with the lease	20
4.18	Payment of cost of notices consents etc	20
4.19	Installing machinery in the Premises	21
4.20	Obstruction/overloading	21
4.21	Complying with Planning Law and compensation	22
4.22	Indemnifying the Landlord	22
4.23	Notifying defects in the Premises	23
4.24	Insurance and fire fighting equipment	23
4.25	Dangerous and contaminative materials	24
4.26	Returning the Premises to the Landlord	24
4.27	Matters affecting the Premises	25
4.28	Electricity sub-station	25

5 LANDLORD'S OBLIGATIONS		25
5.1	Quiet enjoyment	25
5.2	Headlease	25
5.3	Insurance	26

6 OTHER AGREEMENTS AND DECLARATIONS		27
6.1	Forfeiture and re-entry	27
6.2	Service of notices	28
6.3	Relief from liability to pay rent	29
6.4	Ending of the lease following major damage - Insured Risks	30
6.5	Arbitration fees	31
6.6	Rent review memorandum	31
6.7	Compensation	31
6.8	Construction (Design and Management) Regulations 2007	32
6.9	Jurisdiction	33
6.10	Overriding lease	33
6.11	Application of Landlord and Tenant (Covenants) Act 1995	33

7 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999		34

8 GUARANTEE AND GUARANTOR'S INDEMNITY		34

SCHEDULES

SCHEDULE 1	37
(The Premises)	37

SCHEDULE 2	37
(Exceptions and reservations)	37

SCHEDULE 3	39
(Rent and Rent Review)	39

SCHEDULE 4	43
(Form of Guarantee on Assignment)	43

SCHEDULE 5	46
(Documents of Title affecting the Premises)	46

SCHEDULE 6	46
(Provisions supplemental to clauses 4.7 and 4.8)	46